Exhibit 4.1

TERMINATION AND AMENDMENT AGREEMENT

THIS TERMINATION AND AMENDMENT AGREEMENT (this "Agreement") is made and entered into as of May 12, 2016, by and among Real Goods Solar, Inc., a Colorado corporation (the "Company"), and the undersigned investor (the "Holder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement (as defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Securities Purchase Agreement, dated as of April 1, 2016, by and among the Company and the Holder and certain other investors (the "Other Holders" and together with the Holder, the "Holders") listed on the signature pages attached thereto (the "Securities Purchase Agreement"), pursuant to which the Company issued and sold to the Holders (i) senior secured convertible notes of the Company (the "Notes"), which are, among other things, convertible (upon conversion, amortization or otherwise) into the Company's Class A common stock, par value $0.0001 per share (the "Common Stock") (the shares of Common Stock issuable pursuant to the terms of the Notes, collectively, the "Conversion Shares"), and (ii) Series G warrants (the "Warrants") which are exercisable to purchase shares of Common Stock (as exercised, collectively, the "Warrant Shares") in accordance with the terms of the Warrants;

WHEREAS, on April 20, 2016, the Company filed the Initial Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 to register the Registrable Securities (as defined in the Registration Rights Agreement) for resale by the Holders; and

WHEREAS, the Company and the Holder deem it in the best interest of the parties hereto to terminate the Registration Rights Agreement, to withdraw the Initial Registration Statement and to amend the Notes as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.	TERMINATION OF REGISTRATION RIGHTS AGREEMENT. The Company and the Holder hereby agree to terminate the Registration Rights Agreement, except for Sections 8 (Reports Under the 1934 Act) and, to the extent relevant, Section 11 (Miscellaneous) thereof. Notwithstanding the foregoing, any defined term or provision of the Registration Rights Agreement referred to in any of the other Transaction Documents shall continue to refer to such defined term or provision as in effect on the date immediately preceding the Effective Date (as defined below). The Company shall promptly, but in any event, on or prior to May 16, 2016, submit a request to the SEC to withdraw the Initial Registration Statement for withdawal on or prior to May 31, 2016.

2.	CASH RELEASE.

In addition to the provisions of Section 17(b)(ii) of the Note, the Holder shall on the third (3rd) Business Day following the Company's filing of a Current Report on Form 8-K with the SEC disclosing it has obtained Shareholder Approval, cause the Holder Pro Rata Amount of $1,000,000 to be released from the Holder's Master Restricted Account and to be deposited in the bank account of the Company specified in the Master Control Account Agreement.

3.	AMENDMENTS; EFFECTIVENESS; RATIFICATIONS; CONFLICTS; RESERVATION OF RIGHTS.

i.	Amendments.

(a)	Section 17(b)(i) of the Notes is hereby amended by replacing "$11,250,000" with "$9,250,000".

(b)	The defined term "First Maximum Amount" set forth in clause (2) of Section 32(l) of the Notes is hereby amended and restated in its entirety, as follows:

"(2)         "First Maximum Amount" means the Holder Pro Rata Amount of $1,000,000, less all Control Account Release Amounts (other than the Holder Pro Rata Amount of $1,000,000 to be released by the Holder on the third (3rd) Business Day following the Company's filing of a Current Report on Form 8-K with the SEC disclosing it has obtained Shareholder Approval) released by the Holder to the Company pursuant to clauses (i) or (ii) of this Section 32(l) since the Closing Date."

(c)	The defined term "First Non-SEC Event Amount" set forth in clause (3) of Section 32(l) of the Notes is hereby amended and restated in its entirety, as follows:

"(3)         "First Non-SEC Event Amount" means, if no SEC Event occurs, the lesser of (1) the Holder Pro Rata Amount of $1,000,000 and (2) the NASDAQ Principal Amount of Note, less, in each case, all Control Account Release Amounts (other than the Holder Pro Rata Amount of $1,000,000 to be released by the Holder on the third (3rd) Business Day following the Company's filing of a Current Report on Form 8-K with the SEC disclosing it has obtained Shareholder Approval) released by the Holder to the Company pursuant to clauses (i) or (ii) of this Section 32(l) since the Closing Date."

(d)	The defined term "First Stub Amount" set forth in clause (6) of Section 32(l) of the Notes is hereby amended and restated in its entirety, as follows:

"(6)         "First Stub Amount" means the difference between the Holder Pro Rata Amount of $1,000,000 and the First Release Amount."

(e)	Section 32(l)(iii) of the Notes is hereby amended and restated in its entirety, as follows:

"(iii)        with respect to the First Release Amount, the fifth (5th) day after the earlier of (I) the date the Initial Registration Statement is declared effective by the SEC and (II) the Free Tradability Date, but in no event before the date the Company obtains the Shareholder Approval (such release of cash, the "First Scheduled Control Account Company Release Event");"

(f)	The last condition of the defined term "Equity Conditions" set forth in Section 32(z) of the Notes is hereby deleted in its entirety.

(g)	Section 32(nn) of the Notes is hereby amended and restated in its entirety, as follows:

"(nn)         "Installment Amount" means with respect to each Installment Date, an amount equal to the sum of the (i) lesser of (A)[●]1 and (B) the Principal outstanding on such Installment Date, (ii) any Deferral Amount deferred pursuant to Section 8(d) and included in such Installment Amount, (iii) any Accelerated Amount accelerated pursuant to Section 8(e) and included in such Installment Amount, (iv) accrued and unpaid Interest with respect to such Principal (including, without limitation, any applicable Deferral Amount(s) and/or Accelerated Amount(s)) and (v) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest, as any such Installment Amount for each Holder may be reduced pursuant to the terms hereof, whether upon conversion, redemption or otherwise. In the event the Holder shall sell or otherwise transfer or assign any portion of this Note, the transferee shall be allocated a pro rata portion of each unpaid Installment Amount hereunder."

(h)	Section 32(qq) of the Notes is hereby amended and restated in its entirety, as follows:

"(qq)         "Installment Date" means November 1, 2016 and the first Business Day of every calendar month thereafter through and including the Maturity Date."

ii.         Effectiveness. This Agreement shall become effective when, and only when, the Company and the Holder shall have executed and delivered this Amendment and the Company and all Other Holders shall have executed and delivered one or more agreements in form and substance identical (other than the identity of the Holder and any provisions with respect to legal fees reimbursement) to this Agreement (the "Other Agreements" and together with this Agreement, the "Agreements") (such date, the "Effective Date").

1 Insert 1/28th of the Holder's Original Principal Amount.

iii.         Ratifications. Except as otherwise expressly provided herein, the Notes and each other Transaction Document, are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (i) all references in any of the Notes to "this Note", "hereto", "hereof", "hereunder" or words of like import referring to such Notes shall mean such Notes as amended by this Agreement, and (iii) all references in the other Transaction Documents, to any "Notes" (and corollary references to "thereto", "thereof", "thereunder" or words of like import referring to any of the Notes) shall mean the Notes as amended by this Agreement. Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Notes, or of any right, power or remedy of the Holder, or constitute a waiver, amendment or modification of any provision of the Notes (except to the extent explicitly set forth herein), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder, all of which (except as specified herein) remain in full force and effect.

iv.         Conflicts. In the event of any conflict between (i) this Agreement and (ii) the Securities Purchase Agreement, the Registration Rights Agreement and/or the Notes, this Agreement shall control.

v.           Reservation of Rights. Except as explicitly set forth herein, the Holder reserves all of its rights, remedies, powers, and privileges.

4.	WAIVER. Notwithstanding Section 4(n)(ii) of the Securities Purchase Agreement, the Company may on or after the Effective Date, file a registration statement on Form S-1 for the issuance of Common Stock and warrants to purchase Common Stock and offer and sell the securities covered thereby.

5.	RULE 144. For purposes of Rule 144 of the 1933 Act, the Company acknowledges and agrees that the holding period of the Notes, as amended by the Agreements, commenced on April 1, 2016 and the Company agrees not to take a position contrary thereto or inconsistent therewith.

6.	DISCLOSURE OF TRANSACTIONS AND OTHER MATERIAL INFORMATION. The Company shall, on or before 8:30 a.m., New York City Time, on the first (1st) Business Day after the date of this Agreement, file a Current Report on Form 8-K or a Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 disclosing all material terms of the transactions contemplated hereby attaching the form of this Agreement as exhibit to such filing (including all attachments), the "Public Filing"). From and after the filing of the Public Filing, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees, agents or affiliates, that is not disclosed in the Public Filing. In addition, effective upon the filing of the Public Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees, agents and affiliates, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company delivers any material, non-public information to the Holder without the Holder's express prior written consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the undersigned and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company. The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation.

7.	MOST FAVORED NATION AND WAIVER. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (each an "Amendment Document"), is or will be more favorable to such Person than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into an Amendment Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Amendment Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 7 shall apply similarly and equally to each Amendment Document.

8.	INDEPENDENT NATURE OF HOLDERS' OBLIGATIONS AND RIGHTS. The obligations of the Holder under this Agreement and the Other Holders under any Other Agreement are several and not joint with the obligations of any of the Holders, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Agreement. Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto or any Other Holder pursuant to thereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group, and the Company shall not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and any Other Agreement. The Company acknowledges and the Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

9.	FEES AND EXPENSES. The Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying on or prior to the fifth (5th) Business Day immediately following the date hereof any such amount to Schulte Roth & Zabel LLP (the "Holder Counsel Expense") by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any

10.	MISCELLANEOUS. All provisions of Article 9 of the Securities Purchase Agreement are incorporated herein by reference mutatis mutandis; provided, however, that any amendment of this Agreement shall require the consent of the Company and the Holder.

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IN WITNESS WHEREOF, the parties hereto have executed this Termination and Amendment Agreement as of the date first set forth above.

COMPANY:

REAL GOODS SOLAR, INC.

By:
Name:
Title:

[Signature Page to Termination and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Termination and Amendment Agreement as of the date first set forth above.

HOLDER:

By:
Name:
Title:

[Signature Page to Termination and Amendment Agreement]